For more information:
  Patricia B. Sweet
  Senior Vice President
  Corporate Communications
  Phone: (203) 578-6296
  Fax: (203) 578-6279


               CENTER FINANCIAL CORPORATION ANNOUNCES 19% INCREASE
                        IN EARNINGS FOR FIRST QUARTER

Waterbury, CT - April 23, 1996 . . . Center Financial Corporation (CFCX/NASDAQ), the holding company of Centerbank, today reported net income of $5.5 million, or $0.38 per share, for the first quarter of 1996, an increase of $0.9 million over net income of $4.6 million, or $0.32 per share, for the first quarter of 1995. This represents an improvement of 19.6 percent.

The company also announced that the Board of Directors declared a regular quarterly dividend of $0.07 per share, payable May 13, 1996, to shareholders of record on May 2, 1996. This is the Company's sixth consecutive quarterly dividend since restoring the dividend in the first quarter of 1995.

In making the announcement, Center Financial President and Chief Executive Officer Robert J. Narkis commented, "I am gratified to report a healthy 40 percent increase in our noninterest income during the first quarter due, in part, to securities gains and strong mortgage banking activity. I expect this trend will continue, particularly in light of the high volume of loan applications seen last month." He continued, "Noninterest expenses also improved slightly this quarter as we began to see the results of our reengineering efforts initiated in 1995."

Net interest margin for the quarter ended March 31, 1996 was 3.39 percent, down 32 basis points from a year earlier, but up from the fourth quarter 1995 level of 3.24 percent . Total shareholders' equity, at $223.9 million, was 6.10 percent of total assets at March 31, 1996, representing a $22.6 million increase from $201.4 million at March 31, 1995. Total assets were $3.7 billion at the close of the first quarter, an increase of 6.9 percent over the first quarter of 1995. Book value at March 31, 1996 was $15.46 per share.

Center Financial Corporation completed the merger of Great Country Bank of Ansonia, Connecticut, with Centerbank on December 15, 1995. The transaction was accounted for as a pooling of interests. The 1995 historical results of operations and financial condition of the company have been restated to reflect Center Financial's financial position and its results of operations on a combined basis with Great Country.

"The remainder of 1996 will be an exciting time at Center Financial. In April, we completed the transaction with Watertown-based Heritage Bank and we are looking forward to opening our first supermarket branch during the second quarter and anticipate seven additional supermarket branches by the end of the year. Our investigation of other alternative delivery systems, such as PC-based home banking, banking on the Internet, and advanced telemarketing, coupled with the impending introduction of a Centerbank MasterCard(R) and the national expansion of our consumer finance subsidiary, Center Credit Corporation, should serve us well," Mr. Narkis added.

Center Financial Corporation is the holding company for Centerbank, Centerbank Mortgage Company, Center Capital Corporation and Affiliated Business Credit Corporation. It recently signed an agreement with Edwards Super Food Stores to place full-service branches in their stores located in Clinton, Meriden, Orange, Shelton and Southington.

Centerbank delivers banking services throughout central Connecticut via 44 branches in 27 communities and through alternative delivery systems, such as ATMs and telephone banking. It is insured by the FDIC. Centerbank Mortgage Company is a full-service mortgage banking company with a residential servicing portfolio of $7.3 billion. Center Capital Corporation is an equipment leasing firm that provides lease financing services nationwide to manufacturers and end-users of capital equipment. Affiliated Business Credit Corporation is a commercial finance company serving the Northeast.


CENTER FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEET
(Unaudited)
                                                                           March 31,    December 31,     March 31,
(In thousands, except share amounts)                                         1996           1995           1995
Assets
Cash and due from banks                                                   $    93,844    $    77,069    $    64,563
Securities:
 Federal Home Loan Bank stock, at cost                                         34,506         32,321         28,248
 Available for sale (amortized cost: $324,532, $241,032 and $84,104)          291,562        214,625         61,324
 Held to maturity (fair value: $149,327, $160,438 and $430,139)               151,192        161,988        439,783
                                                                          -----------    -----------    -----------
 Total securities                                                             477,260        408,934        529,355
                                                                          -----------    -----------    -----------
Loans and leases:
 Residential first mortgage loans available for sale                          206,268        153,173        119,752
 Residential first mortgage loans held for investment                       1,702,235      1,732,253      1,542,290
 Consumer home equity loans                                                   237,136        247,127        268,739
 Other consumer loans                                                         136,951        131,293        110,857
 Commercial first mortgage loans:
   Permanent                                                                  305,263        295,202        290,895
   Construction                                                                29,659         33,896         12,260
 Other commercial loans                                                       110,399        123,026        122,988
 Leases                                                                       182,925        193,762        202,201
 Allowance for loan and lease losses                                      (    42,470 )  (    43,025 )  (    46,580 )
                                                                          -----------    -----------    -----------
 Total loans and leases, net                                                2,868,366      2,866,707      2,623,402
                                                                          -----------    -----------    -----------
Real estate owned, net                                                         24,467         25,659         32,534
Premises and equipment, net                                                    47,108         46,617         48,011
Accrued interest receivable                                                    20,580         21,816         18,883
Mortgage servicing rights                                                      69,586         65,461         53,394
Excess servicing fees receivable                                               15,836         15,264         12,170
Deferred tax assets, net                                                       15,835         15,399         16,909
Acquisition related intangibles                                                14,762         15,277         12,337
Other assets                                                                   21,874         22,216         22,271
                                                                          -----------    -----------    -----------
  Total assets                                                            $ 3,669,518    $ 3,580,419    $ 3,433,829
                                                                          -----------    -----------    -----------
Liabilities and Shareholders' Equity
Liabilities:
Deposits:
 Demand                                                                   $   213,167    $   216,163    $   185,179
 Savings                                                                      644,073        643,816        835,905
 Money market                                                                 270,700        271,347        128,566
 Time                                                                       1,397,297      1,345,298      1,275,051
                                                                          -----------    -----------    -----------
  Total deposits                                                            2,525,237      2,476,624      2,424,701
                                                                          -----------    -----------    -----------
Escrow on first mortgage loans                                                 60,001         63,546         50,578
Borrowings                                                                    828,962        787,385        723,108
Other liabilities                                                              31,388         31,438         34,075
                                                                          -----------    -----------    -----------
  Total liabilities                                                         3,445,588      3,358,993      3,232,462
                                                                          -----------    -----------    -----------
Shareholders' equity:
Preferred stock - voting; no par value; 1,000,000 authorized
 shares; issued and outstanding - none                                           -              -              -
Preferred stock - nonvoting; no par value; 10,000,000
 authorized shares; issued and outstanding - none                                -              -              -
Common stock; par value $1; 75,000,000 authorized shares;
 14,487,375, 14,445,649 and 14,535,253 shares issued and
 outstanding at March 31,1996, December 31, 1995 and
 March 31, 1995, respectively                                                  14,487         14,446         14,535
Paid-in capital                                                               176,480        176,050        174,724
Retained earnings                                                              32,060         27,592         11,457
Net unrealized gain (loss) on securities available for sale,
 net of tax effect                                                                903          3,338            651
                                                                          -----------    -----------    -----------
  Total shareholders' equity                                                  223,930        221,426        201,367
                                                                          -----------    -----------    -----------
  Total liabilities and shareholders' equity                              $ 3,669,518    $ 3,580 419    $ 3,433,829
                                                                          -----------    -----------    -----------

CENTER FINANCIAL CORPORATION
CONSOLIDATED STATEMENT of OPERATIONS
(Unaudited)
(In thousands, except per share amounts)
                                                                                             Three months ended
                                                                                                 March 31,
                                                                                            1996           1995
Interest and Dividend Income
  Interest and fees on loans                                                             $    54,672    $    47,764
  Leases                                                                                       3,861          4,344
                                                                                         -----------    -----------
  Total interest and fees on loans and leases                                                 58,533         52,108
                                                                                         -----------    -----------
  Interest on mortgage-backed securities                                                       6,044          8,162
  Interest and dividends on other earning assets                                                 762            676
                                                                                         -----------    -----------
  Total interest income                                                                       65,339         60,946
                                                                                         -----------    -----------
Interest Expense
  Interest on deposits                                                                        24,351         20,279
  Escrow on first mortgage loans                                                                 188            180
  Interest on borrowings                                                                      12,577         11,342
                                                                                         -----------    -----------
  Total interest expense                                                                      37,116         31,801
                                                                                         -----------    -----------
Net interest income                                                                           28,223         29,145
                                                                                         -----------    -----------
Provision for loan and lease losses                                                            1,587          1,248
                                                                                         -----------    -----------
Net interest income after provision for loan and lease losses                                 26,636         27,897
                                                                                         -----------    -----------
Noninterest Income
  Customer service fees                                                                        1,661          1,574
  Mortgage servicing income, net                                                               2,280          2,990
  Gain on sale of loans and servicing rights, net                                              2,588          1,222
  Gain on sale of securities, net                                                              1,897            441
  Other income                                                                                 1,016            479
                                                                                         -----------    -----------
  Total noninterest income                                                                     9,442          6,706
                                                                                         -----------    -----------
Noninterest Expenses
  Salaries and employee benefits                                                              13,093         13,200
  Occupancy and equipment                                                                      4,411          4,600
  Professional and other services                                                              3,489          3,505
  Net cost of real estate owned                                                                1,429          1,452
  FDIC and state assessment                                                                      169          1,773
  Advertising and public relations                                                             1,200            980
  Other expenses                                                                               4,096          2,620
                                                                                         -----------    -----------
  Total noninterest expenses                                                                  27,887         28,130
                                                                                         -----------    -----------
Income before income taxes                                                                     8,191          6,473
Income tax expense                                                                             2,712          1,873
                                                                                         -----------    -----------
Net income                                                                               $     5,479    $     4,600
                                                                                         -----------    -----------

Net income per common share                                                              $      0.38    $      0.32
                                                                                         -----------    -----------
Average common shares outstanding                                                         14,462,674     14,253,174

CENTER FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(In thousands, except per share amounts)
                                                                                             Three months ended
                                                                                                 March 31,
                                                                                            1996           1995
Statement of Operations
Interest and dividend income                                                             $    65,339    $    60,946
Interest expense                                                                              37,116         31,801
                                                                                         -----------    -----------
Net interest income                                                                           28,223         29,145
Provision for loan and lease losses                                                            1,587          1,248
Noninterest income                                                                             9,442          6,706
Noninterest expense                                                                           27,887         28,130
                                                                                         -----------    -----------
Income before income taxes                                                                     8,191          6,473
Income tax expense                                                                             2,712          1,873
                                                                                         -----------    -----------
Net income                                                                               $     5,479    $     4,600
                                                                                         -----------    -----------
Net income per common share                                                              $      0.38    $      0.32
                                                                                         -----------    -----------
Average Balance Sheet
Loans and leases, net                                                                    $ 2,893,679    $ 2,577,742
Securities and other interest-earning assets                                                 437,795        562,238
                                                                                         -----------    -----------
  Total average interest-earning assets                                                    3,331,468      3,139,980
Cash and due from banks                                                                       59,257         54,959
Other assets                                                                                 223,166        222,840
                                                                                         -----------    -----------
  Total average assets                                                                   $ 3,613,891    $ 3,417,779
                                                                                         -----------    -----------
Deposits                                                                                 $ 2,483,262    $ 2,406,293
Escrow on first mortgage loans                                                                51,457         47,575
Borrowings                                                                                   830,583        733,364
Other liabilities                                                                             26,604         29,440
Shareholders' equity                                                                         221,985        201,107
                                                                                         -----------    -----------
  Total average liabilities and shareholders' equity                                     $ 3,613,891    $ 3,417,779
                                                                                         -----------    -----------
Selected Ratios and Other Data
Return on average assets                                                                        0.61 %         0.54 %
Return on average shareholders' equity                                                          9.87           9.15
Dividend payout ratio                                                                          18.42          15.63

Average shareholders' equity to average assets                                                  6.14           5.88
Total shareholders' equity to total assets                                                      6.10           5.86
Yield on interest-earning assets                                                                7.85           7.76
Cost of interest-bearing liabilities                                                            4.70           4.29
Net interest spread                                                                             3.15           3.47
Net interest margin                                                                             3.39 %         3.71 %
Per common share at March 31:
  Book value                                                                             $     15.46    $     13.85
  Market value (close)                                                                         18.13          12.75
Regulatory Ratios
Centerbank:
Leverage ratio                                                                                  5.77 %         5.50 %
Tier 1 capital to risk-weighted assets                                                          9.07           8.58
Total capital to risk-weighted assets                                                          11.42           9.84

Center Financial Corporation: (as successor to Centerbank)
Leverage ratio                                                                                  5.79           5.50
Tier 1 capital to risk-weighted assets                                                          9.09           8.58
Total capital to risk-weighted assets                                                          11.44 %         9.84 %

CENTER FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands)

Summary of Nonperforming Assets

                                                                             March 31,  December 31,     March 31,
                                                                             1996           1995           1995
Nonaccruing loans and leases:
  Residential first mortgage loans:
    1 - 4 family                                                          $    26,827    $    24,495    $    23,275
    Other                                                                       3,151          3,650          1,380
  Home equity and other consumer loans                                          3,909          3,678          2,599
  Commercial first mortgage loans                                              24,228         20,639         21,856
  Other commercial loans                                                        9,769          7,755          9,579
  Leases                                                                        3,452          3,777          3,112
Total nonaccruing loans and leases, net                                        71,336         63,994         61,801
Real estate owned ("REO"):
  Commercial                                                                   23,526         23,682         32,929
  Residential                                                                   5,187          6,517          7,522
Total real estate owned                                                        28,713         30,199         40,451
Total nonperforming assets                                                $   100,049    $    94,193    $   102,252

Net loan and lease charge-offs during the quarter                         $     2,142    $     3,201    $       520
Allowance for loan and lease losses  (1)                                       42,470         43,025         46,434
Allowance for losses on REO                                                     4,246          4,540          6,738

Net loan and lease charge-offs to average loans and                              0.07 %         0.11 %         0.02 %
Allowance for loan and lease losses to average loan                              1.47           1.53           1.80
Allowance for loan and lease losses to nonaccruing
  loans and leases                                                              59.54          67.23          75.13
Allowances for loan, lease and REO losses to nonperforming
  assets                                                                        46.69          50.50          52.00
Nonperforming assets to related asset categories                                 3.40           3.20           3.77
Nonperforming assets to total assets                                             2.73 %         2.63 %         2.98 %

Summary of Impaired Loans
Center Financial reported $33,997 of impaired loans at March 31, 1996. The components of the impaired loan balance were as follows: $24,228 of commercial mortgage loans and $9,769 of other commercial loans.

Summary of Restructured Loans
The total in the "Total nonaccruing loans and leases, net" category listed above includes $944, $1,005 and $886 of loans that were restructured as of March 31, 1996, December 31, 1995 and March 31, 1995, respectively.

(1) The amount reported for March 31, 1996 includes $1,535 as an allowance for credit losses on impaired loans totaling $18,641 in accordance 'with SFAS Nos. 114 and 118.